Exhibit 3.1(a)

PHONEBRASIL INTERNATIONAL, INC.
CERTIFICATE OF DESIGNATION PURSUANT TO
TITLE 14A:2-7, NEW JERSEY REVISED STATUTES

PhoneBrasil International, Inc., a New Jersey corporation (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on September 15, 2020, pursuant to the authority of the Board of Directors as required by Title 14A:2-7 of the New Jersey Revised Statutes.

WHEREAS, the Certificate of Incorporation of the Corporation provides for total authorized capital stock consisting of Thirty Million (30,000,000) shares of common stock, par value $0.000001 (“Common Stock”); and

WHEREAS, the Board of Directors is authorized to, from time to time, authorize and issue (a) additional Common Stock and (b) one or more series of Preferred Stock, having such rights, preferences and privileges as the Board of Directors shall determine, in its sole discretion, without any action or approval by the shareholders of the Corporation; and

WHEREAS, the Board of Directors has determined to authorize and approve (a) a total of One Hundred and Seventy Million (170,000,000) additional shares of Common Stock, and (b) a new series of Preferred Stock, to be designated as Series A Convertible Preferred Stock (“Series A Preferred”), comprised of a total of Ten Million (10,000,000) shares issuable from time to time, at the discretion of the Corporation’s Board of Directors; and

WHERAS, the Board of Directors, hereby authorizes and fixes the rights, preferences and privileges of the of Series A Preferred Stock and the number of shares constituting any such series; and

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby authorizes, ratifies and approves the adoption of this Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock Certificate of Designation” or “Series A Certificate of Designation”).

1. Designation and Amount. Authorized Capital Stock of Two Hundred Ten Million (210,000,000) shares shall now consist of: (i) Two Hundred Million (200,000,000) shares of common stock, par value $0.000001 (the “Common Stock”); and (ii) Ten Million (10,000,000) shares of this newly authorized Series A Preferred Stock. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” and the number of shares constituting such series shall be Ten Million (10,000,000) shares, issuable, from time to time to persons and entities (collectively, the Holders”) at the discretion of the Board of Directors. The Series A Preferred Stock shall not have any dividend rights nor any voting rights except as set forth herein.

2. No Maturity, Sinking Fund, Mandatory Redemption. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the respective Holders decide to convert all or such number of shares of Series A Preferred Stock as each Holder shall determine, as provided in this Series A Certificate of Designation.

3. Ranking. The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation’s Common Stock and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term “equity securities” shall not include convertible debt securities.

4. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series A Preferred Stock as to liquidation rights. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series A Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the Holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) The Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than thirty (30) days and no more than sixty (60) days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation.

5. Conversion Rights

(a) The Holders of Series A Preferred Stock shall have the right, at any time and from time to time to convert all or any portion of the then outstanding shares of Series A Preferred Stock, into Two Hundred Million (200,000,000) shares of fully-paid, nonassessable shares of the Corporation’s Common Stock (20:1 ratio); provided, however, that in no event shall any Holder be entitled to convert any portion of their respect shares of Series A Preferred Stock in excess of that portion of the Series A Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holders and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of shares of Series A Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of Conversion Shares issuable upon the conversion of the portion of Series A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holders and its affiliates of more than 4.99% of the then outstanding shares of Common Stock. Beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, provided, however, that the limitations on conversion may be waived by the Holders upon, at the election of the Holders, not less than 61 days’ prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holders, as may be specified in such notice of waiver). The number of Shares to be issued upon each conversion of the Series A Preferred Stock (the “Conversion Shares”) shall be determined by dividing the number of shares of Series A Preferred Stock by the applicable Conversion Price (as defined below) then in effect on the date specified in the notice of conversion, in the form Notice of Conversion delivered to the Corporation by the Holders; provided that the Notice of Conversion is submitted by facsimile or email (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 4:00 p.m., Trenton, New Jersey time on such conversion date (the “Conversion Date”).

(b) The Corporation covenants that during the period the Conversion Rights exists, the Corporation will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of a number of Conversion Shares equal to the number of shares of Common Stock into which the Series A Preferred Stock is convertible, subject to the Anti-Dilution provisions of Section 6 below.

(c) The shares of Series A Preferred Stock may be converted by the Holders in whole or in part, on any trading day, at any time from time to time after the issuance date, by submitting to the Corporation a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 4:00 p.m., Trenton, New Jersey time). Any Notice of Conversion submitted after 4:00 p.m., Trenton, New Jersey time, shall be deemed to have been delivered and received on the next trading day. Notwithstanding anything to the contrary set forth herein, upon conversion of the Series A Preferred Stock, in whole or in part, in accordance with the terms hereof, the Holders shall physically surrender the shares of Series A Preferred Stock to the Corporation, which shall return to the Holders a new certificate evidencing the number of shares of Series A Preferred Stock that remain unconverted.

(d) Upon receipt by the Corporation from the Holders of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided herein, the Corporation shall issue and deliver or cause to be issued and delivered to or upon the order of the Holders certificates for the Conversion Shares within three (3) trading days after such receipt of the Notice of Conversion.

6. Voting Rights

(a) Holders of the Series A Preferred Stock will not have any voting rights, except as set forth in this Section 6 or as otherwise required by law. On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of Preferred Stock the Corporation may issue have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each share.

(b) The voting rights provided for in this Section 6 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A Preferred Stock would otherwise he required pursuant to this Section 6 shall be effected, all outstanding shares of Series A Preferred Stock shall have been converted. Except as expressly stated in this Section 6 or as may be required by applicable law. the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

7. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding. the Corporation will use its best efforts to transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to tile with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required).

8. No Preemptive Rights. No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation other than their right to convert shares of Series A Preferred Stock into shares of Common Stock as provided herein.

9. Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock, if applicable, may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

IN WITNESS WHEREOF, the Corporation has caused this Series A Certificate of Designation, as Amended, to be duly adopted and executed in its name and on its behalf on this 15th day of September 2020.

PHONEBRASIL INTERNATIONAL, INC.

By:	/s/ David Lazar
Name:	David Lazar
Title:	Chairman, Board of Directors

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